Exhibit 99.1

FuelCell Energy Announces Reverse Stock Split

DANBURY, CT – May 8, 2019 -- FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in delivering clean, innovative and affordable fuel cell solutions for the supply, recovery and storage of energy, today announced that a 1-for-12 reverse stock split will become effective at 5:00 p.m., Eastern time, today and that trading of the Company’s common stock on a post-split basis will begin on May 9, 2019.

Today, the Company filed a Certificate of Amendment of the Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware to effect a reverse stock split of its common stock at a ratio of 1-for-12. Trading of the Company’s common stock on the Nasdaq Global Market will continue under the symbol “FCEL.” The new CUSIP number for the Company’s common stock following the reverse stock split will be 35952H 601.

No fractional shares will be issued as a result of the reverse stock split. A holder of record of common stock on the effective date of the reverse stock split who would otherwise be entitled to a fraction of a share will instead be entitled to receive a cash payment for the fractional interest.

The Company’s transfer agent, American Stock Transfer & Trust Company, will act as exchange agent for the reverse stock split.

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Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split.

•	Registered stockholders holding pre-split shares of the Company’s common stock electronically in book-entry form are not required to take any action to receive post-split shares.

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Stockholders of record holding certificates representing pre-split shares of the Company’s common stock as of the effective time will receive a letter of transmittal from American Stock Transfer & Trust Company providing instructions regarding (i) the exchange of shares and (ii) how to receive their cash payment in lieu of fractional shares, if applicable.

The reverse stock split will not change the total number of shares of common stock or preferred stock authorized for issuance by the Company. Additionally, the par value of the Company’s common stock will remain at $0.0001 per share.

The stockholders of the Company approved the reverse stock split at the 2019 Annual Meeting of Stockholders on April 4, 2019, and the Board of Directors of the Company subsequently approved the implementation of the reverse stock split at the ratio of 1-for-12.

Additional information regarding the reverse stock split is available in the definitive proxy statement filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 19, 2019. The

definitive proxy statement is available at the Investors page of the Company website at www.fuelcellenergy.com and the SEC website.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) delivers state-of-the-art fuel cell power plants that provide environmentally responsible solutions for various applications such as utility-scale and on-site power generation, carbon capture, local hydrogen production for both transportation and industry, and long duration energy storage.  Our systems cater to the needs of customers across several industries, including utility companies, municipalities, universities, government entities and a variety of industrial and commercial enterprises.  With our megawatt-scale SureSource™ installations on three continents and with more than 8.0 million megawatt hours of ultra-clean power produced, FuelCell Energy is a global leader in designing, manufacturing, installing, operating and maintaining environmentally responsible fuel cell distributed power solutions. Visit us online at www.fuelcellenergy.com and follow us on Twitter @FuelCell_Energy.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact: FuelCell Energy 203.205.2491 ir@fce.com Source: FuelCell Energy

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